Exhibit 2

THE MINISTER FOR FINANCE OF IRELAND

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

FAIRFAX FINANCIAL HOLDINGS LIMITED

STOCK PURCHASE AGREEMENT

(Ordinary Stock in the capital stock of
The Governor and Company of the Bank of Ireland)

William Fry
Solicitors
Fitzwilton House
Wilton Place
Dublin 2
www.williamfry.ie

© William Fry 2011

021444.0001.OOC/MDQ

THIS AGREEMENT is made on 25 July 2011

BETWEEN:

THE MINISTER FOR FINANCE OF IRELAND
of Upper Merrion Street, Dublin 2
(hereinafter called the "Minister")

THE NATIONAL PENSIONS RESERVE FUND
COMMISSION
acting in its capacity as controller and manager of
the assets of the National Pensions Reserve Fund
of Treasury Building, Grand Canal Street, Dublin 2
(hereinafter called the "Commission")

- and -

FAIRFAX FINANCIAL HOLDINGS LIMITED
having its registered office at
95 Wellington Street West, Suite 800,
Toronto, Ontario, Canada M5J 2N7
(hereinafter called the "Buyer")

RECITALS:

A.
The Commission is the owner of 1,909,810,044 units of BoI Ordinary Stock as at the date of this Agreement, and is entitled prior to Completion to take up rights (and will do so) over a further 6,875,316,158 units of Rights Issue Stock (together the “Commission Stock”).

B.
The Commission is agreeable to selling, and the Buyer is agreeable to purchasing, 2,413,352,900 units of BoI Ordinary Stock (comprising part of the Commission Stock, and hereinafter referred to as the “Sale Stock”) on the terms and subject to the conditions hereinafter appearing.

C.	The Commission and the Buyer have accordingly agreed to enter into this Agreement to provide for the sale and purchase of the Sale Stock.

D.	The Minister is party to this Agreement for the purposes expressly provided for in this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	Definitions

In this Agreement the following terms shall have the following meanings:

"Agreement", this agreement;

“Associated Entity”, in respect of a Relevant Person, any company or other entity controlled by that Relevant Person or which controls that Relevant Person or which is under common control with that Relevant Person and any fund or partnership managed by any such company or entity;

“BoI”, The Governor and Company of the Bank of Ireland, a corporation established in Ireland by Royal Charter in 1783 and having limited liability, with registered number C-1 and having its registered office at 40 Mespil Road, Dublin 4;

"BoI Ordinary Stock", units of ordinary stock of €0.05 (five cent) each in the issued capital stock of BoI;

“Buyers’ RRA”, the meaning given to that term in Clause 9.1;

“CCN Agreement”, the agreement to be entered into on the date hereof between (amongst others) the Minister and the Buyer, providing for certain matters relating to the Contingent Convertible Notes;

“Commission Stock”, the meaning given to that term in Recital A;

"Completion", completion of the sale and purchase of the Sale Stock pursuant to this Agreement;

 “Conditional Stock Purchase Agreement”, the agreement to be entered into on the date hereof between (amongst others) the Parties, providing (subject to certain conditions) for the purchase by the Buyer and others from the Commission of Commission Stock other than the Sale Stock;

“Contingent Convertible Notes”, the €1,000,000,000 10% Contingent Capital Tier 2 Notes due 2016 of BoI, which shall be issued by BoI to the Minister in accordance with a Note Purchase Agreement dated 8 July 2011 between (1) BoI and (2) the Minister;

"CREST", the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations);

"CREST Regulations", the Companies Act 1990 (Uncertified Securities) Regulations 1996 (SI No.  68/1996), as amended in 2003;

“Deed of Undertaking”, the deed of undertaking to be entered into on the date hereof between (amongst others) the Buyer and BoI, providing (subject to certain conditions) for certain matters in connection with the transactions contemplated by this Agreement and the Conditional Stock Purchase Agreement;

“Direction” a direction issued by the Minister to the Commission pursuant to the National Pensions Reserve Fund Act 2000, as amended;

“Directors”, the directors from time to time of BoI;

"Encumbrance", any type of interest or equity of any person including any right to acquire,  option, right of pre-emption or right of first refusal, restriction on transfer or use or conversion, or any mortgage, charge, assignment, hypothecation, pledge, lien or security interest, encumbrance, claim, third party rights or other agreement or arrangement of any nature whatsoever having a similar effect;

“First Completion”, shall have the meaning ascribed to such expression in the Conditional Stock Purchase Agreement;

“Irish Takeover Rules”, the Irish Takeover Panel Act 1997 Takeover Rules 2007, as amended from time to time;

“Issuer Agreement”, the agreement to be entered into on the date hereof between (amongst others) the Buyer and BoI, providing for certain matters relating to the Contingent Convertible Notes;

“Listing Rules”, the Listing Rules of The Irish Stock Exchange Limited, as amended from time to time;

“NAMA Bonds”, senior unsecured floating rate notes issued by National Asset Management Limited (“NAML”) ranking pari passu with NAML’s other unsecured and unsubordinated indebtedness;

“Other Transaction Documents”, the Conditional Stock Purchase Agreement, the Deed of Undertaking, the CCN Agreement, the Issuer Agreement, the Buyers’ RRA and the Top-Up Letters;

"Party", a party to this Agreement, and "Parties" shall be construed accordingly;

“Pre-Conditions”, the meaning given to that term in Clause 2.1;

“Relevant Date”, the meaning given to that term in Clause 2.1.2;

“Relevant Person”, the meaning given to that term in Clause 5.2;

"Rights Issue", the offer by BoI to the holders of BoI Ordinary Stock (by way of 18-for-5 rights issue) of the Rights Issue Stock, pursuant to a prospectus issued by BoI on 18 June 2011 as supplemented by a supplementary prospectus issued by BoI on 8 July 2011;

"Rights Issue Stock", the 19,077,889,032 units of new BoI Ordinary Stock to be allotted and issued by BoI pursuant to the Rights Issue;

“RRA”, the meaning given to that term in Clause 9.1;

“Sale Stock”, the meaning given to that term in Recital B;

“Top-Up Letters”, letters written on or about the date hereof by BoI to the Buyer (amongst others) and the Commission respectively offering them certain rights in respect of the subscription for new BoI Ordinary Stock;

“Underwriting Agreement”, the Transaction and Underwriting Agreement dated 18 June 2011 between the Minister, the Commission, NTMA, BoI and the Sponsors and Joint Bookrunners (as defined therein); and

“Whitewash Date”, 5.00 p.m. on the date on which a meeting of the independent shareholders of BoI is held to consider a “whitewash” resolution to approve the waiver of Rule 9 of the Irish Takeover Rules and such resolution is voted on.

1.2	The headings in this Agreement do not affect its interpretation.

1.3	In this Agreement:

1.3.1	words denoting the singular shall include the plural and vice versa;

1.3.2	words denoting one gender shall include all genders;

1.3.3	except where otherwise stated, references to Clauses are references to Clauses of this Agreement;

1.3.4	references to the Parties include their respective successors in title; and

1.3.5	a reference to this Agreement or another instrument or agreement includes any variation, novation or replacement thereof.

2.	Conditions Precedent

2.1	Notwithstanding any other provision of this Agreement (save for Clause 2.2), Completion shall not occur unless:

2.1.1	on or prior to 25 July 2011 the Other Transaction Documents shall have been executed by all the respective parties thereto; and

2.1.2
on or prior to 29 July 2011 (or such later date as may be necessitated by the issue of a supplementary prospectus in respect of the Rights Issue) (the “Relevant Date”), the Rights Issue shall have completed and all Rights Issue Stock shall have been issued by BoI in accordance with the terms of the Underwriting Agreement;

(together, the “Pre-Conditions”).

2.2
The Pre-Conditions may be waived in whole or in part at their discretion by all Parties without prejudice to such rights (if any) which each Party may have against the other Parties arising out of the non-satisfaction of such Pre-Conditions.  Any such waiver shall be binding on the Parties only if it is in writing and signed by all the Parties.

2.3
If the Pre-Conditions shall not have been satisfied (or waived by all Parties in accordance with Clause 2.2) on or prior to the Relevant Date, then this Agreement shall thereupon lapse (but without prejudice to any rights of the Parties pursuant to this Clause 2).  In such event:

2.3.1	the accrued rights and obligations of the Parties up to the time of the lapse of this Agreement shall not be affected by such lapse; and

2.3.2	the provisions of Clauses 1 (Interpretation), 13 (Entire Agreement), 14 (Counterparts), 16 (Notices) and 17 (Governing Law and Jurisdiction) shall continue to apply notwithstanding such lapse.

3.	Sale and Purchase

Subject to the satisfaction (or waiver by the Parties in accordance with Clause 2.2) of the Pre-Conditions on or prior to the Relevant Date, the Commission agrees to sell and the Buyer agrees to purchase the Sale Stock with effect from Completion free from all Encumbrances and with the benefit of all rights and advantages attaching to the Sale Stock or accruing at Completion for the consideration specified in Clause 4.

4.	Consideration

The consideration for the sale and purchase of the Sale Stock shall be €241,335,290, payable in cash by the Buyer on Completion in accordance with Clause 5.2.

5.	Completion and Settlement

5.1
Subject to the satisfaction (or waiver by the Parties in accordance with Clause 2.2) of the Pre-Conditions on or prior to the Relevant Date, Completion shall occur on the Relevant Date immediately following the allotment and issue by BoI of the Rights Issue Stock.

5.2
Upon Completion, the Commission shall cause the Sale Stock to be transferred to the Buyer and/or such other Buyers (as that term is defined in the Conditional Stock Purchase Agreement) as the Buyer shall designate and have previously been approved in writing by the Minister (the Buyer together with all such other Buyers being hereinafter collectively referred to as “Relevant Persons”, and each a “Relevant Person”) by credit through the facilities of CREST of the Sale Stock to an account or accounts nominated by the Buyer (or the other Relevant Persons, as the case may be), against payment by or on behalf of the Buyer of the consideration referred to in Clause 4 in same day funds (subject to deduction pursuant to Clause 15 (Buyer’s Fee)).

5.3	Upon the date of this Agreement, the Buyer shall deliver to the Minister and the Commission a confirmation from its chief legal officer confirming that:

5.3.1	the Buyer is a company duly incorporated and validly existing under the laws of Canada;

5.3.2	the Buyer has the legal right and full power and authority to execute and deliver, and to perform its obligations under this Agreement;

5.3.3
all necessary corporate actions, conditions and things have been taken, fulfilled and done in order to enable the Buyer to enter into, perform and comply with its obligations hereunder, and the person who has executed this Agreement on behalf of the Buyer has the necessary authority to do so on behalf of the Buyer and to bind the Buyer accordingly; and

5.3.4	this Agreement constitutes valid and binding obligations of the Buyer enforceable in accordance with its terms.

Any Relevant Person which receives a transfer of some or all of the Sale Stock pursuant to Clause 5.2 shall, prior to and as a condition to receiving such a transfer, deliver to the Minister a confirmation mutatis mutandis to this Clause 5.3.

5.4
Upon the date of this Agreement, the Commission shall deliver to the Buyer a confirmation from the Head of Legal of the National Treasury Management Agency (which is the manager of the National Pensions Reserve Fund pursuant to the National Pensions Reserve Fund Act 2000 (as amended) (the “Act”)) confirming that:

5.4.1	the Commission is a body corporate established pursuant to the Act and validly existing under the laws of Ireland;

5.4.2	the Commission has the legal right and full power and authority to execute and deliver, and to perform its obligations under this Agreement;

5.4.3
all necessary actions, conditions and things have been taken, fulfilled and done in order to enable the Commission to enter into, perform and comply with its obligations hereunder, and the persons who have executed this Agreement on behalf of the Commission have the necessary authority to do so on behalf of the Commission and to bind the Commission accordingly; and

5.4.4	this Agreement constitutes valid and binding obligations of the Commission enforceable in accordance with its terms.

6.	Public Interest Matters

6.1
The Buyer undertakes and covenants that for a period commencing on First Completion and ending on 1 March 2016, it shall neither initiate nor support a refusal by BoI to agree a rollover of the NAMA Bonds or a demand for payment thereof, or make any attempt to induce BoI to make such a refusal or demand, in respect of either the NAMA Bonds now held by BoI or NAMA Bonds of similar or lesser aggregate nominal value issued annually in succession thereto.

6.2	The Buyer acknowledges that the Minister is relying on the undertaking and covenant set out in Clause 6.1 in entering into this Agreement.

7.	Warranties

7.1	The Commission hereby warrants to the Buyer that:

7.1.1
at Completion, the Commission will have full legal right, power and authority to transfer or procure the transfer of, in accordance with the terms and conditions of this Agreement, the Sale Stock, all of which will be fully paid up or credited as fully paid up and free of any Encumbrance (including for the avoidance of doubt any Encumbrance affecting any of the voting rights, dividend rights or other rights attaching to any Sale Stock) (other than this Agreement), and will be absolutely entitled to all rights thereon and in respect thereof and attaching thereto, and there will be no agreement, arrangement or obligation to create any Encumbrance affecting any of the Sale Stock; and

7.1.2	so far as the Commission is aware, none of the Sale Stock is subject to any current or pending claim or litigation as to its title or ownership.

7.2	The Commission acknowledges that the Buyer is entering into this Agreement in reliance upon each of the warranties contained in Clause 7.1.

7.3
The aggregate liability of the Commission in respect of all or any claims under the warranties in this Clause 7 shall be subject to an overall maximum equal to the consideration payable pursuant to Clause 4 less any deductions or set-offs made pursuant to this Agreement.

7.4	Nothing herein shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.

8.	Lock-Up

8.1
The Buyer hereby undertakes to the Minister and the Commission on its own behalf and on behalf of all Associated Entities to which it may transfer Sale Stock pursuant to Clause 8.2.6, that for a period commencing on Completion and ending on (a) such date as is the 90th day thereafter and (b) the Whitewash Date, whichever is the first to occur, neither it nor any such Associated Entities shall sell, transfer, grant any option over or otherwise dispose of its legal, beneficial or any other interest held by it in any of the Sale Stock or any other rights arising from any of the Sale Stock.  For the avoidance of doubt, this Clause 8.1 shall not prohibit the sale, transfer, grant of options over or other disposal by the Buyer or its Associated Entities of BoI Ordinary Stock other than Sale Stock.

8.2	The restrictions set out in Clause 8.1 shall not apply to:

8.2.1
any disposal pursuant to acceptance of (or giving an irrevocable undertaking to accept) any offer or agreement by the Buyer to vote in favour of or to participate in a scheme of arrangement to acquire the whole or any part of the issued capital stock of BoI (other than any stock already held by the offeror or persons acting in concert with the offeror) to which the provisions of the Irish Takeover Rules apply;

8.2.2	any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50 per cent or more of the issued capital stock of BoI;

8.2.3
any disposal or agreement to dispose of BoI Ordinary Stock pursuant to an offer by BoI to purchase its own issued capital stock which is made on identical terms to all holders of BoI Ordinary Stock and otherwise complies with applicable legal requirements and otherwise complies with the Listing Rules;

8.2.4	any disposal made pursuant to a Court order or otherwise required by law;

8.2.5	any disposal made in accordance with Clause 10 (Assignment); or

8.2.6
any disposal by a Relevant Person to any Associated Entity of that Relevant Person and/or any subsequent disposals by any such Associated Entity of that Relevant Person to another Associated Entity of that Relevant Person.

9.	Consent to Registration Rights

9.1
Subject to the provisions of Clause 9.2, the Minister and the Commission hereby agree that the entry into and, performance of the registration rights agreement to be entered into on or around the date of this Agreement between BoI and the Buyers (as defined in the Conditional Stock Purchase Agreement) (the “Buyers’ RRA”) shall not be deemed to constitute a breach of the registration rights agreement entered into by BoI, the Minister and the Commission dated 18 June 2011 (the “RRA”).

9.2	Without limitation to Clause 9.1:

9.2.1
Article 2.13 of the RRA shall not apply to the Buyers’ RRA, provided that in the event of any conflict between the registration rights granted pursuant to the RRA and any registration rights granted pursuant to the Buyers’ RRA, the respective registration rights shall rank pari passu;

9.2.2
Article 2.2(c) of the Buyers’ RRA shall apply in the event of a conflict between Articles 2.2(b), (c) or (d) of the RRA and Articles 2.2(b), (c) or (d) of the Buyers’ RRA, provided that the Minister and the Commission shall have equivalent rights (including equivalent information and consultation rights) to those afforded to the Buyers pursuant thereto; and

9.2.3
Article 2.3(b) of the Buyers’ RRA shall apply in the event of a conflict between Article 2.3(b) of the RRA and Article 2.3(b) of the Buyers’ RRA, provided that the Minister and the Commission shall have equivalent rights (including equivalent information and consultation rights) to those afforded to the Buyers pursuant thereto.

9.3
A copy of this Clause 9, certified by Arthur Cox (solicitors for the Minister and the Commission) as a true copy of the original, may be sent to BoI as conclusive evidence of the agreements set out in this Clause 9.

10.	Assignment

10.1
The Minister and the Commission may assign or transfer any of their respective rights and benefits under this Agreement to any entity wholly owned by the Irish State, but they may not transfer their obligations hereunder without the Buyer's prior written consent.

10.2	The Buyer may assign the benefit of this Agreement to any Relevant Person.

10.3	Any Relevant Person may assign the benefit of this Agreement to any person to whom any Sale Stock is transferred in accordance with the provisions of Clause 8.2.6.

11.	Further Assurance and Role of Minister

The Commission shall, upon receipt of a Direction from the Minister, execute all documents and do all acts and things as may reasonably be required after Completion by the Buyer or its successor(s) for assuring to or vesting in the Buyer (or its designees) the legal and beneficial ownership of the Sale Stock and generally to give effect to this Agreement.  The Minister agrees to give a Direction to the Commission as necessary to enable the Commission to comply with this Clause 11.

12.	Waiver

A waiver by any Party or Parties of any breach of any of the terms, provisions or covenants of this Agreement or the acquiescence of any Party or Parties in any act (whether of commission or omission) which, but for such acquiescence, would be a breach as aforesaid shall not constitute a general waiver of such term, provision or covenant or of any subsequent act contrary thereto.  Any liability to any Party under the provisions of this Agreement may be released, compounded or compromised by such Party in its absolute discretion as regards any Party or Parties under such liability without in any way prejudicing its rights against any other Party or Parties under the same or a like liability, whether joint and several or otherwise.

13.	Entire Agreement

This Agreement (together with the Conditional Stock Purchase Agreement and the CCN Agreement to the extent that a Party hereto is also a party thereto) contains the entire agreement between the Parties relating to the transactions provided for in this Agreement and supersedes all previous representations, arrangements, undertakings and agreements (if any) between the Parties in respect of such matters.  Each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, covenant, pre-contractual statement or understanding other than those contained in this Agreement and/or the Conditional Stock Purchase Agreement and/or the CCN Agreement.

14.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original and all of which, together, shall constitute one and the same instrument.  The expression "counterpart" shall include any executed copy of this Agreement transmitted by facsimile or transmitted electronically in Portable Document Format (PDF).

15.	Buyer’s Fee

In consideration of the Buyer dealing in the Sale Stock or effectively underwriting the issue of the Sale Stock (or as an agency service relating to them), the Commission shall pay to the Buyer the amount of €4,826,706 (the “Transaction Fee”).  The Parties consider that any service supplied to the Commission under this Agreement service falls within one of (A) paragraph 6(1)(a) (as a dealing in stocks or shares), (B) paragraph 6(1)(b) (as an underwriting of an issue of stocks or shares) or (C) paragraph 7 (as an agency service relating to an exempt supply) of the First Schedule to the Value Added Tax Consolidation Act 2010 and each of the Parties also agrees not to assert that any such service is other than an exempt service supply within the First Schedule to the Value Added Tax Consolidation Act 2010.  The Commission’s liability to pay the Transaction Fee shall arise immediately upon the execution of this Agreement or the satisfaction of the Pre-Conditions (whichever is later) and shall be discharged by way of set-off and deduction from the payment to be made by the Buyer at Completion pursuant to Clause 5.2.

16.	Notices

Any notice to be given to any Party under this Agreement shall be in writing and shall be sent to the address of such Party set out in this Agreement (or such other address as that Party may from time to time notify in writing to the other Parties in accordance with the provisions of this Clause 16).

17.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with Irish law and each of the Parties submit to the exclusive jurisdiction of the Irish Courts for all purposes in connection herewith.

18.	Process Agent

The Buyer agrees to appoint an agent for service of process in Ireland within fourteen (14) days of the Buyer receiving written notice of legal suit, action or proceedings and the request to appoint such agent for service from another Party.  If the Buyer does not appoint such an agent within fourteen (14) days of the notice requesting it to do so, such other Party may appoint a commercial agent for service for the Buyer on the Buyer's behalf and at the Buyer's expense and the Buyer agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Buyer.

IN WITNESS whereof the Parties have entered into this Agreement and delivered it as a deed on the date specified above.

(EXECUTION PAGE OF STOCK PURCHASE AGREEMENT)

SIGNED for and on behalf
of the MINISTER FOR FINANCE
by   John A. Moran

/s/ John A. Moran
A person authorised by Section 15(4) of the Ministers and Secretaries Act 1924

(EXECUTION PAGE OF STOCK PURCHASE AGREEMENT)

The Seal of the
NATIONAL PENSIONS RESERVE
FUND COMMISSION
as authenticated by the Chairman
and a Commissioner
/s/ Paul Carty
Chairman

/s/ John C. Corrigan
Commissioner

(EXECUTION PAGE OF STOCK PURCHASE AGREEMENT)

SIGNED and DELIVERED AS A DEED on behalf of FAIRFAX FINANCIAL HOLDINGS LIMITED by its authorised signatory in the presence of:	/s/ Paul Rivett
Authorised Signatory (Signature)

Paul Rivett
/s/ James Newman	Print name
Witness (Signature)

James Newman
Print name

Fitzwilton House, Wilton Place, Dublin 2
Print address